Pricing Supplement dated December 18, 2001                       Rule 424(b)(3)
(To Prospectus dated August 23, 2001 and                     File No. 333-66598
Prospectus Supplement dated August 24, 2001)

                           TOYOTA MOTOR CREDIT CORPORATION

                          Medium-Term Note - Floating Rate
_______________________________________________________________________________

Principal Amount:  $110,000,000          Trade Date: December 18, 2001
Issue Price: See "Plan of Distribution"  Original Issue Date: December 21, 2001
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $109,989,000
          Terms of the Notes"            Principal's Discount
Interest Payment Period: Monthly           or Commission: 0.01%
Stated Maturity Date: December 24, 2002

_______________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note         [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                  (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
          [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
          [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                         If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [X]  Telerate Page: 3750

     Initial Interest Reset Date: January 24, 2002 Spread (+/-): -0.03%
     Interest Rate Reset Period: Monthly           Spread Multiplier:  N/A
     Interest Reset Dates:      The 24th of each   Maximum Interest Rate: N/A
      calendar month, commencing January 24, 2002
     Interest Payment Dates: The 24th of each      Minimum Interest Rate: N/A
       calendar month, commencing January 24, 2002 Index Maturity: 1 month
                                                   Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from December 21, 2001 to December 24, 2002
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                             ___________________________

                              Deutsche Banc Alex. Brown

Additional Terms of the Notes

Further Authorizations

          On November 30, 2001, in supplement to the $1,410,700,000 aggregate principal amount(or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of August 24, 2001, TMCC authorized the offer and issuance from time to time of an additional $1,000,000,000 aggregate principal amount of its Medium-Term Notes. Accordingly, notwithstanding anything to the contrary in the Prospectus Supplement dated August 24, 2001 (the "Prospectus Supplement"), the aggregate principal balance of Medium-Term Notes issued prior to the Prospectus Supplement plus those which may be offered from time to time from and after the date of the Prospectus Supplement may equal up to $15,320,000,000 (except that with respect to Medium-Term Notes sold at a discount to face, the initial offering price will be used, and with respect to Medium-Term Notes issued at a premium to face, the face amount shall be used).

Interest

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on December 19, 2001 minus 0.03%


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated as of August 5, 1999 and an Appointment Agreement Confirmation dated December 18, 2001 (collectively, the "Agreement"), between TMCC and Deutsche Bank Securities Inc. ("Deutsche Bank"), Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Deutsche Bank may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Deutsche Bank.

     Under the terms and conditions of the Agreement, Deutsche Bank is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of Deutsche Bank have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.